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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2002

Aon CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 East Randolph Street, Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

        Combined Specialty Group, Inc. (CSG), a subsidiary of Aon Corporation, will be disclosing in an amended Form 10 filing with the Securities and Exchange Commission (SEC) that it expects to establish a reserve related to an alleged breach of contract by National Program Services, Inc. (NPS).

        In December 2000, Combined Specialty Insurance Company (CSIC) (formerly known as Virginia Surety Company, Inc.) and NPS signed an agreement in which NPS agreed to act as a managing general agent (MGA) for CSIC. Under the agreement, NPS was responsible for underwriting, quoting, binding, premium collection, claims adjusting and other servicing related to general liability insurance policies issued by CSIC for apartment owners.

        On May 2, 2002, CSIC filed a lawsuit against NPS alleging breach of contract and failure to perform its obligations under the MGA agreement. Among other relief, CSIC was seeking an order restraining NPS from withdrawing or using funds paid to it on behalf of policyholders for insurance coverage with CSIC and requiring it to produce accounting records and other documents for an immediate audit by CSIC. On May 3, 2002, the court entered a consent order granting the injunctive relief requested by CSIC. NPS subsequently has ceased operations. CSIC is in the process of running off the remaining business placed by NPS with CSIC and overseeing the handling of the related claims.

        CSIC's litigation against NPS is ongoing. In the pending litigation, CSIC continues to seek recovery from NPS for uncollected premiums and other damages.

        CSIC plans to establish a reserve for its second quarter 2002 financial statements after it has more fully completed its investigation of the NPS matter. Based upon currently available information, the reserve could approximate $20 million to $30 million pre-tax.

        The Company is fully cooperating with state agencies and regulatory authorities that are investigating NPS.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION
By:	/s/ RAYMOND I. SKILLING Raymond I. Skilling Executive Vice President and Chief Counsel

Date: May 30, 2002

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  Item 5. Other Events.